EXHIBIT 5.1

Westerman Ball Ederer Miller Zucker & Sharfstein, LLP

1201 RXR Plaza

Uniondale, New York 11556

April 28, 2015

To the Board of Directors of

Canwealth Minerals Corporation

1376 Perrot Boulevard

Ile Perrot, Quebec, Canada J7V 7P2

Re:  Canwealth Minerals Corporation – Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) initially filed by Canwealth Minerals Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 13, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, you have requested that we furnish you with our opinion as to the legality of the securities being registered under the Registration Statement.

The Registration Statement relates to the registration for resale under the Securities Act, by the selling stockholders identified in the Registration Statement, of up to 8,602,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

For the purposes of rendering the opinion contained herein, we have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations of law and fact as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

For the purposes of this opinion, we have assumed that (i) no change occurs in applicable laws, and the rules, regulations and orders under those laws, or the pertinent facts and (ii) the provisions of “blue sky” and other securities laws that may be applicable will have been complied with to the extent required.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than (i) the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions, and (ii) the federal securities laws of the United States.

This opinion letter speaks only as of its date. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Westerman Ball Ederer Miller Zucker & Sharfstein, LLP

Westerman Ball Ederer Miller Zucker & Sharfstein, LLP